Exhibit 10.1

3471 River Hills Drive Cincinnati, Ohio 45244 513.271.3700 meridianbioscience.com

CONFIDENTIAL_SEPARATION AGREEMENT AND GENERAL RELEASE

(“Agreement”)

Meridian Bioscience, Inc. (“The Company”) and Lawrence J. Baldini, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”), agree that:

1.        Last Day of Employment. Employee’s last day of employment with The Company is 04/26/2019 (“Separation Date”).

2.        Consideration. In consideration for signing this Agreement, not revoking it, and complying with its terms, The Company agrees to provide you with the following consideration:

One Hundred Eighty Thousand Five Hundred Five Dollars and Zero Cents ($180,505.00) less lawful deductions, which equates to six (6) months of Employee’s regular base salary. The Company will make this payment within 10 business days after the Effective Date of this Agreement. This Agreement will become effective on the eighth day after Employee signs the Agreement, provided Employee does not revoke the Agreement as provided below (the “Effective Date”).

3.        No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the monies and/or benefits specified in Paragraph “2” above, except for Employee’s execution of this Agreement without revocation and the fulfillment of the promises contained herein. Employee agrees he is not otherwise entitled to the payment he is receiving as consideration for this Agreement. Employee agrees that the payment he receives under this Agreement is sufficient consideration in exchange for his obligations under this Agreement.

4.        General Release, Claims Not Released and Related Provisions

a.        General Release of All Claims. Employee knowingly and voluntarily releases and forever discharges The Company, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of: Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; The Employee Retirement Income Security Act of 1974 (“ERISA”); The Immigration Reform and Control Act; The Americans with Disabilities Act of 1990; The Age Discrimination in Employment Act of 1967 (“ADEA”); The Older Workers Benefit Protection Act of 1990; The Worker Adjustment and Retraining Notification Act; The Fair Credit Reporting Act; The Family and Medical Leave Act; The Equal Pay Act; The Genetic Information Nondiscrimination Act of 2008; Ohio Revised Code 4112 and all its subparts; any other federal, state or local law, rule, regulation, or ordinance; any public policy, contract, tort, or common law; or any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

3471 River Hills Drive Cincinnati, Ohio 45244 513.271.3700 meridianbioscience.com

b.        Claims Not Released. Employee is not waiving any rights he may have to: (a) his own vested accrued employee benefits under The Company’s health, welfare, or retirement benefit plans, if any, as of the Separation Date; (b) pursue claims that by law cannot be waived by signing this Agreement; (c) enforce this Agreement; and/or (d) challenge the validity of this Agreement.

c.        Governmental Agencies. Nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. However, by signing this Agreement, Employee waives the right to recover any monetary damages or attorneys’ fees from The Company in any claim or lawsuit brought by or through the Equal Employment Opportunity Commission or an equivalent state agency.

5.        Acknowledgments and Affirmations. Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against The Company.

Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Employee signs this Agreement. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

Employee will not make any defamatory or maliciously disparaging comments, whether oral or written, about The Company, its officers, directors, employees, agents or its products, services or business.

Employee further affirms that Employee has no known workplace injuries or occupational diseases that have not been previously reported to The Company.

Employee acknowledges and agrees that Employee remains bound by any legal obligations contained in the Non-Competition, Non-Solicitation and/or Confidentiality Agreement with the Company, executed on March 12, 2001.

Employee also affirms that Employee has not divulged any proprietary or confidential information of The Company and will continue to maintain the confidentiality of such information consistent with The Company’s policies and Employee’s agreement(s) with The Company and/or common law.

Employee affirms that during the term of employment, Employee has had access to and has become familiar with various trade secrets and other confidential and proprietary business information of the Company. Employee agrees that the Company has taken reasonable steps to preserve the confidentiality of these trade secrets and other confidential and proprietary information. Employee agrees not to disclose, directly or indirectly, or use in any way, any such trade secrets or

3471 River Hills Drive Cincinnati, Ohio 45244 513.271.3700 meridianbioscience.com other confidential or proprietary business information. Employee also agrees that Employee has not taken with Employee originals or copies of any Company information, its trade secrets and other confidential or proprietary business information.

By signing this Agreement, Employee acknowledges that Employee is aware that it is The Company’s policy that all employees immediately report to their supervisor, other management personnel, or the appropriate state and federal authorities, any activity that is, was, or may be in violation of state or federal laws or Company policies and procedures. Employee hereby represents that sufficient opportunities were made available to Employee to make such report(s), and that Employee has not witnessed any activity in violation of federal or state laws or Company policies.

Employee affirms that all of The Company’s decisions regarding Employee’s pay and benefits through the date of Employee’s execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

6.        Limited Disclosure and Return of Property. Employee agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement, except to Employee’s spouse, tax advisor, an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement and/or to any federal, state, or local government agency.

Employee affirms that Employee has returned all of The Company’s property, documents, and/or any confidential information in Employee’s possession or control. Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at The Company’s premises and that The Company is not in possession of any of Employee’s property.

7.        Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of Ohio without regard to its conflict of laws provision. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

8.        Non-admission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose an admission by Releasees of wrongdoing or unlawful conduct of any kind. The Company is furnishing the consideration for this Agreement in order to assist Employee with the transition to new employment.

9.        Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

10.        Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except Employee’s Non-Competition, Non-Solicitation and/or Confidentiality Agreement, which is re- affirmed and incorporated herein by reference. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with

3471 River Hills Drive Cincinnati, Ohio 45244 513.271.3700 meridianbioscience.com

Employee’s decision to accept this Agreement, except for those set forth in this Agreement.

11.        Required Disclosure. Employee is advised that Employee has up to twenty – one (21) calendar days to consider this Agreement. Employee also is advised to consult with an attorney prior to Employee’s signing of this Agreement. Employee may revoke this agreement for a period of seven (7) calendar days following the day employee signs this Agreement. Any revocation within this period must be submitted, in writing, to Melissa McCarey, Vice President, Global Human Resources, and state, “I hereby revoke my acceptance of our Agreement.” The revocation must be personally delivered to Melissa McCarey or her designee, or mailed to Melissa McCarey at 3471 River Hills Dr. Cincinnati, OH 45244 and postmarked within seven (7) calendar days after Employee signs this Agreement.

Employee freely and knowingly, and after due consideration, enters into this Agreement intending to waive, settle and release all claims employee has or might have against Releasees. Employee acknowledges that he is competent to understand and execute this Agreement and he admits that he voluntarily executes this Agreement of his own free will and that he understands this Agreement.

MERIDIAN BIOSCIENCE, INC.

By: /s/ Melissa J. McCarey
By: /s/ Lawrence J. Baldini Lawrence J. Baldini	Melissa J. McCarey VP, Global Human Resources

Date: 4/26/19	Date: 4-26-19

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